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                                                                  EXHIBIT 10.51

[CLIENTLOGIC LOGO]


February 23, 1999



Dear Bill Rella:

On behalf of myself and the 3,500 associates at ClientLogic, I want to welcome you to our company. It is our hope that you will find your experience with us both professionally rewarding and personally enjoyable.

ClientLogic is the world's leading outsourcing provider of direct sales, customer service and technical support service to the high technology industry. Our mission is to make it easier for our clients to acquire, service, support and retain their customers. We believe you can make a significant contribution towards achieving our goals.

To confirm the terms of your employment, I would like to reiterate the details of our verbal offer to you:

1. POSITION:          EXECUTIVE VICE PRESIDENT, CLIENTLOGIC

2. REPORTS TO:        Mark Briggs, President

3. STATUS:            Full-time, Exempt

4. TERM OF AGREEMENT: 1 year

5. SALARY:            $360,000 annually, paid on a bi-weekly basis

6. BONUS:             365,000 shares at a grant of $1.75 based on the
                      following targets and terms:
                      Assume Ebitda targets for the former LCS at $12M
                      Assume Ebitda targets for the combined ClientLogic at $22M
                      50% Ebitda targets of the former LCS
                      Schedule as follows:
                               At $12M Ebitda (LCS)       182,500 stock options

                      50% Ebitda targets of the combined ClientLogic
                               At $10M Ebitda (SSG/NDR)   182,500 stock options
                      50% pro rated threshold - nothing issued below 50% performance
                               At $6M Ebitda (LCS)         91,250 stock options
                               At $5M Ebitda (SSG/NDR)     91,250 stock options
                      Up to 150% accelerator
                               At $18M Ebitda (LCS)       273,750
                               At $15M Ebitda (SSG/NDR)   273,750
                      Subject to shareholders policy. Options are vested when earned.


7. STOCK
   OPTIONS: This issuance of 250,000 stock options is offered at $1.75 per share Options Committee and Board. Future options may be offered and the price may change as granted by ClientLogic's Options Committee and adopted by ClientLogic's Board of Directors.

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[CLIENTLOGIC LOGO]

8. TERMINATION

   Notwithstanding anything to the contrary contained in the Agreement, the Executive's employment hereunder may be terminated as follows:

   (a) Death. The Executive's employment hereunder shall terminate upon his death.

   (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days during any twelve
        (12) month period, and within thirty (30) days after written Notice of Termination (as hereinafter defined) is given, shall not have returned to the performance of his duties hereunder on a full-time basis, ClientLogic may terminate the Executive's employment.

   (c) Cause. ClientLogic may terminate the Executive's employment hereunder for "cause". For purposes of this Agreement, ClientLogic shall have "cause" to terminate the Executive's employment hereunder upon (i) the Executive's conviction of any illegal act, or (ii) the violation by the Executive of the provisions of Section 9 hereof. If the Executive's employment shall be terminated for cause at any time during the Term of this Agreement, ClientLogic shall pay to the Executive his base salary at the rate in effect on the Termination Date through and including the Termination Date.

   (d) Without Cause. ClientLogic may terminate the Executive's employment hereunder without "cause". If employment is terminated without cause, the Company shall continue to pay your base salary and provide all benefits that are being received by you at the time of your termination for a period of six (6) months from your termination date.

   (e) Notice of Termination. Any termination by ClientLogic pursuant to any of the above Subsections (b)(Disability) and (c)(Cause), shall be communicated by a written notice of termination (a "Notice of Termination") specifying in reasonable detail those termination provisions in this Agreement relied upon, the date on which the termination shall be effective (the "Termination Date"), and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

   (f) No Further Compensation. Except as otherwise expressly provided above in this section, no further compensation, wages, bonus or base salary shall be payable by ClientLogic to the Executive following the termination of the Executive's employment with ClientLogic.

9. NON-COMPETITION; CONFIDENTIALITY; DISCOVERIES AND INVENTIONS;
   NON-INTERFERENCE:

   (a) During the term of the Executive's employment under this Agreement and for a period ending one (1) year thereafter, or, if earlier for the period ending on the date on which the Executive no longer owns any common stock of ClientLogic or has any right to purchase common stock of ClientLogic in connection with the exercise any stock options, the Executive will not directly or indirectly:

       (i) as an individual, partner, shareholder, investor, creditor, director, officer, principal, agent, employee, trustee, consultant, adviser or in any other relationship or capacity, take any action in, or participate or become interested in or associated with any person (other than ClientLogic) engaged in, or permit his name or goodwill to be used in connection with, the business of selling or distributing computer software or related materials or any other business that competes with any business engaged in by ClientLogic or any division, group or subsidiary of ClientLogic at the time of such termination, in any state of the United States or the District of Columbia and any province of Canada (collectively, the "territory") in which (A) now or at the time of the termination of employment, ClientLogic sells its products or services or a customer, agent or distributor of ClientLogic sells any of ClientLogic's


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        or received by Executive as a result of any transactions constituting a breach of any of the Covenants, and the Executive hereby agrees to account for and pay over such Benefits to ClientLogic.

    c) The Executive acknowledges and agrees that the Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Covenants, or any parts thereof, are invalid or unenforceable, the other Covenants and the remainder of any of the Covenants so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Covenants, or any parts thereof, are unenforceable because of the duration or geographic scope thereof, such court shall have the power to reduce the duration or geographic scope, as the case may be, or such Covenants, and, in such reduced form, such Covenants shall then be enforceable.

    d) ClientLogic and the Executive intend to and hereby do confer jurisdiction to enforce the Covenants upon the courts of any jurisdiction within the United States or Canada. If a court in any such jurisdiction holds any of the Covenants unenforceable by reason of the breadth of its geographic scope or otherwise, it is the intention of ClientLogic and the Executive that such determination not bar or in any way affect ClientLogic's right to the relief provided above in the courts of any other jurisdiction within the United States or Canada as to breaches of any of the Covenants in such other jurisdictions, each of the Covenants as they relate to each jurisdiction being severable into diverse and independent Covenants.


10. ASSOCIATE
    BENEFITS:  Benefits based on terms specified in sale of LCS.


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[CLIENTLOGIC LOGO]

     one (1) additional week for every year of service on or after an associate's three year anniversary not to exceed twelve (12) weeks,

     VACATIONS - SOFTBANK believes in rewarding an associate for long term commitment and has set up a progressive vacation schedule as outlined in our associate handbook.

All benefits outlined herein are governed by the specific plan description or applicable program parameters.

We also offer a variety of company sponsored benefits which are described in the Company Associate Handbook (copy enclosed). An updated version of our Handbook is located on our Corporate Intranet.

Name, we believe this offer is comprehensive and recognizes your considerable skills, knowledge and abilities. We are confident that you will find ClientLogic to be a company where you can prosper, grow and make a significant contribution to the overall success and future of the organization. The ClientLogic team is looking forward to a meaningful working relationship with you.

Should you have any questions regarding any information contained in this offer letter, please feel free to contact me at (716) 871-2104.


Sincerely,

/s/ MARK BRIGGS
Mark Briggs
President, ClientLogic

A reply to this offer must be received by ClientLogic no later than March 1, 1999.

I am accepting this offer of employment from ClientLogic and agree to terms and conditions as outlined herein.



/s/ BILL RELLA                     FEB. 27, 1999
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Bill Rella                           Date



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